Exhibit 10(x)

NORTHROP GRUMMAN 2002 ANNUAL INCENTIVE PLAN

INCENTIVE COMPENSATION PLAN (for NON-SECTION 162(m) OFFICERS)

PERFORMANCE ACHIEVEMENT PLAN

INCENTIVE MANAGEMENT ACHIEVEMENT PLAN

SECTION I

PURPOSE

Northrop Grumman has an annual incentive program to promote the success of the Company and render its operations profitable to the maximum extent by providing incentives to key employees. Participating employees have varying degrees of impact on the overall success and performance of the Company. To facilitate the appropriate incentive level for each Participant, Northrop Grumman utilizes three incentive plans that use common financial and business performance criteria:

•	The Incentive Compensation Plan (ICP)

•	The Performance Achievement Plan (PAP)

•	The Incentive Management Achievement Plan (IMAP).

SECTION II

DEFINITIONS

1. COMPANY - Northrop Grumman Corporation and such of its subsidiaries as are consolidated in its consolidated financial statements.

2. CODE – The Internal Revenue Code of 1986, as amended from time to time.

3. COMMITTEE - The Compensation and Management Development Committee of the Board of Directors of the Company.

4. INCENTIVE COMPENSATION – Awards payable under these plans.

5. PARTICIPANT – An employee of the Company granted or eligible to receive Incentive Compensation award under one of these Plans.

6. PERFORMANCE CRITERIA – The performance criteria is a weighted combination of various financial and non-financial factors approved by the Committee for the Performance Year.

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7. PERFORMANCE YEAR – The year with respect to which an award of Incentive Compensation is calculated and paid.

8. PLAN – Any of the following plans, individually or in combination: the Incentive Compensation Plan (ICP); the Performance Achievement Plan (PAP); and/or the Incentive Management Achievement Plan (IMAP).

9. SECTION 162(m) OFFICER – An employee who is a “covered employee” as defined in Section 162(m) of the Code with respect to an award of Incentive Compensation under the 2002 Incentive Compensation Plan for any Performance Year.

10. YEAR - The fiscal year of Northrop Grumman Corporation.

SECTION III

PARTICIPATION

Employees may be eligible for Incentive Compensation under one of the Northrop Grumman incentive Plans. Several factors are taken into consideration when determining in which Plan an employee may be eligible to participate:

1. Incentive Compensation Plan (ICP):

a. Employees eligible to receive Incentive Compensation under this Plan are elected corporate officers of the rank of Vice President and above and the Presidents of those consolidated subsidiaries that the Committee determines to be significant in the overall corporate operations that are not Section 162(m) Officers for the Performance Year. If an executive receives or is eligible to receive an Incentive Compensation award under the 2002 Incentive Compensation Plan for 162(m) Officers, then the executive will not be eligible and shall not receive an Incentive Compensation award under this Plan.

b. Directors, as such, shall not participate in this Plan, but the fact that an elected corporate officer or subsidiary President is also a Director of the Company shall not prevent participation.

2. Performance Achievement Plan (PAP):

a. Employees eligible to receive Incentive Compensation awards under this Plan are Appointed Vice Presidents, senior management as well as high-level individual contributors who are in a position to make measurable and significant contributions to the success of the Company.

b. At the beginning of or prior to a Performance Year, the Company’s CEO approves the number of Participants to be eligible in this Plan. Participants are then selected by their management based on an assessment of their position relative to other candidates, their performance, and their potential impact on achievement of business unit and the Company goals.

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c. Participation in this Plan during any Performance Year does not imply nor guarantee participation in the Plan in future years.

3. Incentive Management Achievement Plan (IMAP):

a. Employees eligible to receive Incentive Compensation awards under this Plan include middle management and individual key contributors (employees normally in a position that customarily perform quasi-management or team leadership duties). In addition, employees may be eligible to participate in this Plan if they have specific individual goals that directly contribute to the attainment of their respective business unit and operating goals or if the person is a “high performing” employee.

b. At the beginning of or prior to a Performance Year, the Company’s CEO approves the number of Participants to be eligible in this Plan. Participants are then selected by their management based on an assessment of their position relative to other candidates, their performance and their potential impact on achievement of business unit and the Company goals.

c. Participation in this Plan during any Performance Year does not imply nor guarantee participation in the Plan in future years.

4. Non-Duplication of Awards

a. A Participant may not receive an Incentive Compensation award under more than one of the above Plans for the Performance Year. The only exception to this is in the event that an individual is a Participant in a particular Plan for a portion of the Performance Year and then is selected to participate in one of the other Plans for the remainder of that Performance Year. In this event, an individual may receive pro-rated awards based on the time the individual participated in each Plan.

b. A Participant will not be eligible to receive any Incentive Compensation award from any of these Plans if the employee is a Participant in the Company’s 2002 Incentive Compensation Plan for 162(m) Officers.

5. Death, Disability, or Retirement

A Participant may be eligible to receive a pro-rated Incentive Compensation award in the event of the employee’s death, disability, or retirement. In the case of a deceased Participant, such Incentive Compensation award will be paid to the Participant’s estate.

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6. Employment Status

Except as provided in 5 (see above), in order to be eligible to receive a payment from these plans, a Participant must be an active employee of the Company as of December 31 of the plan year unless an exception is approved in writing by the Company’s Chief Human Resources Officer.

SECTION IV

GOAL SETTING AND PERFORMANCE CRITERIA

Goal setting and performance planning are essential elements of Plan administration. This requires establishing Performance Criteria, such as annual goals, goal weights, and performance measures. Except as provided in the Plan, the Committee approves annual business and financial goals for the Company no later than the end of the first quarter of the annual performance period.

1. Corporation Goals

For the Performance Year - 2002 and for all future Performance Years until otherwise determined by the Committee, financial and non-financial objectives may, in the sole discretion of the Committee, will be established.

Refer the Appendix A for the specific Performance Year Goals approved by the Committee.

a)	Financial Measures

i)	The CEO’s recommended goals are reviewed and amended as appropriate, and established by the Committee at its sole discretion. Measures may include, but are not limited to: cash management, cash flow, return on investment, debt reduction, revenue growth, net earnings, and return on equity.

ii)	The Committee approves a performance threshold, a target level and a maximum performance level for each of the Financial Measures for the Performance Year.

b)	Supplemental Goals

Supplemental Goals may be either qualitative or quantitative such as, but not limited to: customer satisfaction, contract acquisition, delivery schedule, cycle-time improvement, productivity, quality, workforce diversity, and environmental management. The CEO recommends the Supplemental Goals based on sector goals contained in Annual Operating Plans and Corporate Office Goals established prior to the beginning of each year. Supplemental Goals have stated milestones and weights. The CEO’s recommended Supplemental Goals are reviewed and amended as appropriate, and established by the Committee at its sole discretion.

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2. Individual Goals

Each year Participants develop individual goals that support achievement of the Company’s business plan and the specific goals established by the Committee in the three aforementioned Corporation Goals. Individual goals are prepared, approved and documented. The employee’s manager reviews these goals with each Participant to ensure they are aggressive, coordinated and focused on attainment of Company business objectives.

SECTION V

PERFORMANCE DETERMINATION

1. At the end of the Performance Year the CEO evaluates the performance of each of the operating units and that of the overall Company against the financial and business goals established at the beginning of the Performance Year and submits his assessment to the Committee.

2. The CEO’s final evaluation of performance (the “Unit Performance Factor” or “UPF”) is stated numerically and is a performance multiplier for individual incentive targets. The UPF will vary from 0.0 to a maximum as approved by the Committee.

3. The Committee, in its sole discretion, after taking into account its appraisal of the overall performance of the Company in the attainment of such predetermined financial and non-financial objectives, may either increase or decrease the Company Unit Performance Factor for these Plans.

SECTION VI

INCENTIVE COMPENSATION APPROPRIATIONS

1. The amount appropriated for all three Plans for a Performance Year is based on the CEO’s determination of the Unit Performance Factor and applied to the individual incentive targets of Participants. The performance-adjusted targets are aggregated into the “Appropriated Incentive Compensation” for the Performance Year.

2. In no event shall Incentive Compensation payable to Participants for a Performance Year exceed the Appropriated Incentive Compensation under the Plans for such Performance Year unless the Committee, in its sole discretion, deems that performance was greater than CEO’s evaluation in the Unit Performance Factor in accordance with paragraph 3 of SECTION V.

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3. Any Appropriated Incentive Compensation for a Performance Year, which is not actually distributed to the Participants as awards for such year, shall be forfeited.

SECTION VII

INCENTIVE COMPENSATION AWARDS

1.	Individual Award Factors

a)	Target Award Percentage – is established annually and is a percentage of annual aggregate salary that reflects the varying impact of participant’s positions on business results. Generally Vice Presidents will have higher Target Award Percentages than senior middle managers and so forth.

b)	Individual Performance – Prior to the submission of recommended Incentive Compensation awards, each Participant will be evaluated by his management in relation to the Participant’s achievement of predetermined individual goals and his relative contribution during the Performance Year compared to other participants to the success or profit of the Company. This assessment of performance (the “Individual Performance Factor” or “IPF”) is stated numerically and is a performance multiplier for individual incentive targets. The IPF may range from 0 to 1.5.

c)	Both the IPF and the UPF are multipliers for the individual participant’s Target Award Percentage to determine the Incentive Compensation award.

2.	ICP Awards:

a)	The performance criteria established in accordance with SECTION IV on which all Incentive Compensation awards under the Plans are based shall first apply in the Performance Year 2002, but such performance criteria and any Incentive Compensation awards based thereon shall be conditional upon the Committee approving the Plan, the Performance Criteria, and performance goals stated herein.

b)	The Committee shall review the CEO’s recommendations and make the final determination of each individual ICP Participant’s Incentive Compensation award for the Performance Year.

3.	PAP and IMAP Awards:

a)	Prior to the payment of any Incentive Compensation awards for a Performance Year, the CEO, or his delegate, may in his sole discretion, adjust or reduce to zero recommended amounts of Incentive Compensation awards to all or any of the Participants.

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b)	The CEO or his delegate shall determine the amount of any adjustment in a Participant’s Incentive Compensation award on the basis of such factors as he deems relevant, and shall not be required to establish any allocation or weighting component with respect to the factors he considers.

SECTION VIII

ADMINISTRATION OF THE PLANS

1. Incentive Compensation Plan (ICP): The Committee shall be responsible for the administration of the Plan. The Committee shall:

a. Interpret the Plan, make any rules and regulations relating to the Plan, determine which consolidated subsidiaries are significant for the purpose of the first paragraph of SECTION III, and determine factual questions arising in connection with the Plan, after such investigation or hearing as the Committee may deem appropriate.

b. As soon as feasible after the close of each Performance Year and prior to the payment of any Incentive Compensation for such Performance Year, review the performance of each Participant and determine the amount of each Participant’s individual Incentive Compensation award, if any, with respect to that Performance Year.

c. Have sole discretion in determining Incentive Compensation awards under the Plan, except that in making awards the Committee may, in its discretion, request and consider the recommendations of the CEO of the Company and others whom it may designate.

d. Any decisions made by the Committee under the provisions of this SECTION VIII shall be conclusive and binding on all parties concerned.

2. PAP and IMAP: The CEO shall be responsible for the administration of these plans. The CEO shall:

a. Interpret the Plans, make any rules and regulations relating to the Plans, and determine factual questions arising in connection with the Plans.

b. As soon as feasible after the close of each Performance Year and prior to the payment of any Incentive Compensation for such Performance Year, review the recommended awards of selected Participants, as established by the CEO, to determine if the award is appropriate with respect to that Performance Year, making any adjustments as he deems necessary and approving each award.

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c. Review and approve the total Incentive Compensation award expenditure of each sector and the Company overall.

d. Any decisions made by the CEO under the provisions of this SECTION VIII shall be conclusive and binding on all parties concerned.

SECTION IX

METHOD OF PAYMENT OF INCENTIVE

COMPENSATION TO INDIVIDUALS

1. ICP Payments:

a. The amount of Incentive Compensation award determined for each Participant with respect to a given Performance Year shall be paid in cash or in common stock of the Company (“Northrop Grumman common stock”) or partly in cash and partly in Northrop Grumman common stock, as the Committee may determine.

b. Payments in cash may be made in a lump sum with respect to an Incentive Compensation award for a Performance Year, or in installments, as the Committee may determine. In either event, the Committee may impose such conditions, including forfeitures and restrictions as the Committee believes will best serve the interests of the Company and the purposes of the Plan.

c. Payments in Northrop Grumman common stock may be made in full with respect to an Incentive Compensation award for a Performance Year, or in installments, as the Committee may determine. In either event, the Committee may impose such conditions, including forfeitures and restrictions, as the Committee believes will best serve the interests of the Company and the purposes of the Plan.

d. In making awards of Northrop Grumman common stock, the Committee shall first determine all Incentive Compensation awards in terms of dollars. The total dollar amount of all Incentive Compensation awards for a particular year shall not exceed the Appropriated Incentive Compensation for that Performance Year under this Plan. After fixing the total amount of each Participant’s Incentive Compensation award in terms of dollars, then if some or all of the award is to be paid in Northrop Grumman common stock, the dollar amount of the Incentive Compensation award so to be paid shall be converted into shares of Northrop Grumman common stock by using the fair market value of such stock on the date of the award. “Fair Market Value” shall be the closing price of such stock on the New York Stock Exchange on the date of the award, or, if no sales of such stock occurred on that date, then on the last preceding date on which such sales occurred. No fractional share shall be issued.

e. If an Incentive Compensation award is paid in Northrop Grumman common stock, the number of shares shall be appropriately adjusted for any stock splits, stock

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dividends, re-capitalization or other relevant changes in capitalization effective after the date of award and prior to the date as of which the Participant becomes the record owner of the shares received in payment of the award. All such adjustments thereafter shall accrue to the Participant as the record owner of the shares.

f. Northrop Grumman common stock issued in payment of Incentive Compensation awards may, at the option of the Board of Directors, be either originally issued shares or treasury shares.

g. Distribution of awards shall be governed by the terms and conditions applicable to such awards, as determined by the Committee or its delegate. An award, the payment of which is to be deferred pursuant to the terms of an employment agreement, shall be paid as provided by the terms of such agreement. Awards or portions thereof deferred pursuant to any other deferred compensation plan or deferral arrangement shall be paid as provided in such plan or arrangement. Any other awards the payment of which has been deferred, in whole or in part, shall be paid as determined by the Committee.

h. The Company shall have the right to deduct from all payments under this Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

i. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interests whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

2. PAP and IMAP Payments:

a. The amount of Incentive Compensation award determined for each Participant with respect to a given Performance Year shall be paid in cash.

b. The Company shall have the right to deduct from all payments under this Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

c. No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

SECTION X

AMENDMENT OR TERMINATION OF PLANS

The Committee shall have the right to terminate or amend these Plans at any time and to discontinue further appropriations to the Plans.

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SECTION XI

EFFECTIVE DATE

These Plans shall be effective for Performance Years commencing with and following 2002 and shall stay in effect until amended, modified or terminated by the Committee. The provisions of these Plans, together with those of the 2002 Incentive Compensation Plan for 162(m) Officers, shall supersede and replace those of prior plan documents.

SECTION XII

MISCELLANEOUS

1. Participation in any Plan shall not constitute an agreement (1) of the Participant to remain in the employ of and to render his/her services to the Company, or (2) of the Company to continue to employ such Participant, and the Company may terminate the employment of a Participant at any time with or without cause.

2. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plans, and the Plans shall be construed and enforced as if the illegal or invalid provision had not been included.

3. All costs of implementing and administering the Plans shall be borne by the Company.

4. All obligations of the Company under the Plans shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

5. The Plans and any agreements hereunder, shall be governed by and construed in accordance with the laws of the state of Delaware.

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APPENDIX A

2004 COMPANY GOALS

The Compensation and Management Development Committee approved Goals and weights for the Annual Incentive Plan (AIP) during their February 2003 meeting.

Following are the specific goals and weights for the calendar year are:

Performance Goals	ICP Weighting	PAP & IMAP Weighting
Corporation WEV[1] Improvement	50%	30%
Sector WEV[1] (President specific or sales weighted)	10%	30%
Supplemental Goals	20%	20%
Corporation Net Debt Reduction	20%	20%

Each year after taking into account the recommendations of the CEO, the Committee establishes both a stated minimum threshold and target level of WEV performance together with a maximum performance level for each goal. For performance below threshold, no award for WEV improvement is earned.

[1]	Warranted Equity Value (“WEV”) is a formulaic estimate of shareholder return for a given period based upon predicted annual cash flows derived by a mathematical relationship among several financial variables, including net income after tax, cost of capital, debt, and assets employed. Ordinarily, before credit for performance is earned for WEV improvement, the corporation must first earn its cost of capital; notwithstanding this, the Committee, at its sole discretion, may establish a lower threshold for a specific performance period.

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